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EXHIBIT 21.1

SUBSIDIARY OF FRESH CHOICE, INC.

    Fresh Choice, Inc. has one wholly-owned subsidiary, Moffett Design Corporation, a California corporation, which was incorporated on September 24, 1993.

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SUBSIDIARY OF FRESH CHOICE, INC.